                                 SCHEDULE  14A
                                 (Rule 14a-101)

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                BIO-PLEXUS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                BIO-PLEXUS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 25, 1997

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN, that the Annual Meeting of Shareholders (the "Meeting") of Bio-Plexus, Inc., a Connecticut corporation (the "Company"), will be held on Wednesday, June 25, 1997, at 11:00 a.m., local time, at Cheney Hall, 177 Hartford Road, Manchester, Connecticut 06040, for the following purposes:

          1. To elect a Board of Directors to hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified;

          2. To consider and act upon a proposal to amend the Company's Certificate of Incorporation to (a) create a class of Preferred Stock consisting of Three Million (3,000,000) shares; (b) authorize the Board of Directors to set the preferences, limitations and relative rights of such shares; and (c) to increase to Fifteen Million (15,000,000) the number of shares of Common Stock that the Company is authorized to issue;

          3. To ratify the selection of independent public accountants for the current fiscal year; and

          4. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on May 19, 1997, as the record date for the determination of shareholders who are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. The holders of record of the voting stock at said record date are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof.

     The Company's Proxy Statement, Proxy and Annual Report for the fiscal year ended December 31, 1996, are submitted herewith.

                                          By Order of the Board of Directors,

                                          NANCY S. LAUTENBACH
                                          Secretary

Tolland, Connecticut
May 28, 1997

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON, EVEN IF HE OR SHE HAS RETURNED A PROXY.

                                BIO-PLEXUS, INC.
                               384 Q MERROW ROAD
                               TOLLAND, CT 06084

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 25, 1997

                   INFORMATION CONCERNING THE ANNUAL MEETING,
                            SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Bio-Plexus, Inc., a Connecticut corporation having its principal executive offices at 384 Q Merrow Road, Tolland, Connecticut 06084 (the "Company"), for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Wednesday, June 25, 1997, at 11:00 a.m., local time, at Cheney Hall, 177 Hartford Road, Manchester, Connecticut 06040 and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy, and any additional materials furnished to the shareholders. Copies of the solicitation materials will also be furnished to brokerage houses, fiduciaries, and custodians holding in their names shares which are beneficially owned by others to be forwarded to such beneficial owners. The Company may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Original solicitations of proxies by mail may be supplemented by telephone, telegram, facsimile, or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

     If not revoked, properly executed proxies will be voted in accordance with the instructions contained thereon. Unless a contrary specification is made thereon, it is the intention of the persons named on the accompanying proxy to vote FOR the election of the nominees for Director of the Company listed on the first proposal, and to vote FOR each one of the other proposals on the accompanying Notice of Meeting.

     The Corporation intends to mail this Proxy Statement and accompanying proxy on approximately May 28, 1997.

REVOCABILITY OF PROXY

     Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke such proxy at any time before it is exercised. Proxies may be revoked by either (i) sending to the Secretary of the Company, Nancy S. Lautenbach, a duly executed written instrument of revocation or a duly executed proxy bearing a date later than that on the proxy being revoked, or (ii) attending the Meeting AND VOTING IN PERSON. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The Board of Directors has fixed the close of business on May 19, 1997, as the record date for the determination of shareholders entitled to receive notice of and vote at the Meeting. On that date the Company had issued and outstanding 7,809,427 shares of its common stock ("Common Stock"), and 20,000 shares of its Class A common stock ("Class A Common Stock"). The holders of record of the voting stock at said record date are entitled to notice of and to vote at the Meeting and any adjournments and postponements thereof. On each matter submitted to a shareholder vote, each share of Common Stock entitles its holder to one (1) vote, and each share of Class A Common Stock entitles its holder to five hundred
(500) votes.

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of May 15, 1997 for: (i) each person who is known by the Company to beneficially own more than 5% of the Common Stock; (ii) each of the Company's directors; (iii) the Company's chief executive officer and all other executive officers with compensation in excess of $100,000 (determined as of December 31, 1996) (the "Named Executive Officers"); and (iv) all the directors and executive officers as a group.

                                                             NUMBER OF SHARES         PERCENT OF CLASS
NAME AND ADDRESS(1)                                        BENEFICIALLY OWNED(2)     BENEFICIALLY OWNED
---------------------------------------------------------  ---------------------     ------------------
Carl R. Sahi(3)..........................................          633,500                   8.3%
Ronald A. Haverl(4)......................................          514,716                   6.7%
Richard D. Ribakove(5)...................................           39,730                     *
Milton Stoller(6)........................................            5,000                     *
Stanley E. Jacke.........................................               --                    --
David Himick(7)..........................................          250,550                   3.3%
All directors and executive officers as a group (10
  persons)(8)............................................        1,451,830                  18.6%

---------------
 * Less than 1% of the class.

(1) Unless otherwise indicated, the address of each named holder is c/o Bio-Plexus, Inc., 384 Q Merrow Road, Tolland, Connecticut 06084.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(3) Includes 50,000 shares of Common Stock held by E.B. Hanson, Inc., a company controlled by Mr. Sahi and 125,000 shares of Common Stock issuable upon the exercise of warrants held by Mr. Sahi which are presently exercisable.

(4) Includes 125,000 shares of Common Stock issuable upon the exercise of warrants held by Mr. Haverl which are presently exercisable.

(5) Includes 28,430 shares owned jointly by Mr. Ribakove and his wife in tenancy by the entirety. As to such shares, Mr. Ribakove and his wife share voting and investment power. Also includes 10,000 shares of Common Stock issuable upon the exercise of options owned by Mr. Ribakove, and 600 shares held in custodial accounts for the Ribakoves' minor children.

(6) Includes 5,000 shares of Common Stock issuable upon the exercise of options owned by Mr. Stoller.

(7) Includes 21,000 shares owned jointly by Mr. Himick and his wife and as to which they share voting and investment power. Also includes 9,835 shares of Common Stock issuable upon the exercise of warrants held by Mr. Himick which are presently exercisable and 10,000 shares of Common Stock held by the Himick Family Investment Club, an entity controlled by Mr. Himick.

(8) Includes 50,000 shares of common stock held by E.B. Hanson, Inc., a company controlled by Mr. Sahi, 10,000 shares held by the Himick Family Investment Club, an entity controlled by Mr. Himick and 283,169 shares of Common Stock issuable upon the exercise of options and warrants held by executive officers and directors which are presently exercisable, and 600 shares held in custodial accounts for the Ribakoves' minor children.

     The following table sets forth certain information with respect to the beneficial ownership of shares of Class A Common Stock as of May 15, 1997 for:
(i) each person who is known by the Company to beneficially own more than 5% of the Class A Common Stock; (ii) each of the Company's directors; (iii) each of the Company's Named Executive Officers; and (iv) all the directors and executive officers as a group.

                                                         NUMBER OF SHARES         PERCENT OF CLASS
                 NAME AND ADDRESS(1)(2)                BENEFICIALLY OWNED(3)     BENEFICIALLY OWNED
    -------------------------------------------------  ---------------------     ------------------
    Ronald A. Haverl.................................          10,000                    50%
    Carl R. Sahi.....................................          10,000                    50%
    All directors and executive officers as a group
      (10 persons)...................................          20,000                   100%

---------------
(1) The address of each named holder is c/o Bio-Plexus, Inc., 384 Q Merrow Road, Tolland, Connecticut 06084.

(2) No person other than Mr. Haverl and Mr. Sahi owns shares of Class A Common Stock. All authorized shares of Class A Common Stock are issued and outstanding.

(3) Beneficial ownership is explained in Footnote 2 in the previous table.

VOTING PROCEDURES

     Pursuant to the Company's by-laws, to constitute a quorum for the transaction of business at any meeting of shareholders, there must be present, in person or by proxy, the holders of a majority of the voting power of the issued and outstanding shares of voting stock of the Company. To be elected, a nominee for director must receive a majority of the votes present, in person or by proxy, at the Meeting. A similar proportion of votes is required to confirm the appointment of independent public accountants. With respect to the proposal to amend the Company's Certificate of Incorporation to create a new class of convertible Preferred Stock (the "Preferred Stock"), authorize the Board of Directors to set the preferences, limitations and relative rights of such Preferred Stock, and increase the number of shares of Common Stock, two approvals are required. Holders of a majority of the voting power of the issued and outstanding shares of Common Stock (voting as a class) and holders of a majority of the voting power of the issued and outstanding shares of Class A Common Stock (voting as a separate class) must approve the amendment. Abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the Meeting. With respect to the proposals to amend the Company's Certificate of Incorporation, abstentions and broker non-votes will be treated as votes against a proposal. With respect to the election of directors and other proposals, abstentions will be treated as votes against the proposal, and broker non-votes will have no effect with respect to the vote.

                    1. NOMINATION AND ELECTION OF DIRECTORS

     One of the purposes of the Meeting is the election of the Board of Directors of the Company to hold office until the 1998 Annual Meeting of Shareholders, and until their successors have been duly elected and qualified. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below, unless one or more of such nominees should become unavailable for election by reason of death or other unexpected occurrence, in which event such shares will be voted for the election of such substitute nominees as the Board of Directors may propose. Each person consented to being named a nominee in this Proxy Statement and has agreed to serve if elected. The Company knows of no reason why any of the listed nominees would be unavailable to serve.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" ALL NOMINEES FOR ELECTION AS DIRECTORS.

NOMINEES FOR DIRECTORS

     A board of six directors is proposed to be elected at the Meeting.

     The names of the nominees, all of whom are currently directors of the Company, and certain information about them are set forth below.

       NAME OF NOMINEE          AGE                      POSITION(S)
------------------------------  ---     ----------------------------------------------
Ronald A. Haverl..............  60      Chairman of the Board of Directors,
                                        Chief Executive Officer, Treasurer
David Himick..................  71      Director
Stanley E. Jacke..............  72      Director
Richard D. Ribakove...........  41      Director
Carl R. Sahi..................  40      President, Director
Milton Stoller................  69      Director

     MR. HAVERL is the Chairman of the Board of Directors of the Company, Chief Executive Officer and Treasurer of the Company. Mr. Haverl has been a Director since September 1989. Mr. Haverl has extensive entrepreneurial experience having co-founded one computer company and two medical instrument companies. These companies are, respectively, ScanOptics, Inc., Mediscan, Inc. and Spectrascan, Inc. At these companies, Mr. Haverl had extensive experience bringing new equipment and concepts through the development, production and marketing stages. In addition, at Spectrascan, Inc. Mr. Haverl coordinated that company's involvement in a $4,000,000 clinical test and acted as liaison with the United States Food and Drug Administration and the Office of Technology Assessment. Mr. Haverl joined the Company in February 1989 as its Chief Executive Officer, a position he has held since that date. From 1987 to 1989, he was self-employed. Prior to that, he was President of Spectrascan, Inc. Mr. Haverl holds four patents. He is a graduate of Brown University with a Bachelor of Science degree in Electrical Engineering.

     MR. HIMICK is a Director of the Company, a retired business executive, and a business consultant. Mr. Himick became a Director of the Company in April 1997. He was the founder of several companies including Commercial Wire Rope & Supply of Detroit, Commercial Wire Rope & Supply of Flint, Commercial Wire Rope & Supply of Toledo, and Detroit Chain Products Co. He was a director for Heritage Federal Savings Bank located in Taylor, Michigan between 1982 and 1993 and a director of Heritage Bancorp Inc. (the holding company of Heritage Federal Savings), between 1989 and 1993. Mr. Himick currently serves on the board of directors of Community Bank of Dearborn and the board of directors of Dearborn Bancorp (the holding company of Community Bank of Dearborn) both of which positions he assumed in 1995.

     MR. JACKE is a Director of the Company, a retired business executive, and business consultant. He became a Director of the Company in October 1996. Mr. Jacke was the founder and president of Branson Sonic Power Company and president of that company's parent, Branson Instruments Inc. Branson Instruments was acquired by SmithKline Beecham Corp. and Mr. Jacke served as an executive vice president of that company. He retired from SmithKline Beecham Corp. in 1984. Since that time he has served as a business consultant. Mr. Jacke holds a Bachelor of Science degree in Electrical Engineering from Purdue University.

     MR. RIBAKOVE is a Director of the Company and an attorney in private practice in New York City. Mr. Ribakove has been a Director of the Company since its founding in September 1987. He is also the Vice President of Mooney-General Paper Co., a large distributor of paper products. He is a graduate of Hofstra University with a Bachelor of Arts degree in Business Administration and is a graduate of Brooklyn Law School. Mr. Ribakove is currently serving as President of the Garden State Paper Trade Association of New Jersey.

     MR. SAHI is a Director of the Company and the Company's President. Mr. Sahi founded the Company in September 1987 and has been the President and a Director since that time. Prior to 1987, Mr. Sahi had eight years of entrepreneurial experience in developing products, services and small companies. His experience includes the development of a polyvinyl chloride gasketed plastic bottle cap, the formation and management of a company that assembled plastic immunoassay diagnostic test kits and the formation, management and sale of a janitorial maintenance company. Mr. Sahi is the principal inventor of the Company's self-blunting needle and founded the Company in order to develop, manufacture and market the product. Mr. Sahi has three years of undergraduate business education, holds a Bachelor's degree in Pathobiology from the University of Connecticut and has six years of graduate training in Chemistry.

     MR. STOLLER is a Director of the Company. Mr. Stoller has been a Director since September 1992. Mr. Stoller is currently the Manager of Research and Development for LORAD Corp., a manufacturer of mammography equipment. He has held that position since 1989. Between 1986 and 1989, he was President of ScanMedical, Inc., another manufacturer of scanning equipment. Prior to joining ScanMedical, Mr. Stoller held the position of Vice President of Engineering at ScanOptics, Inc., Mediscan, Inc. and Spectrascan, Inc. Mr. Stoller has wide experience in medical device firms and with start-up companies. Mr. Stoller holds a Bachelor of Science degree in Electrical Engineering from City College of New York.

BOARD OF DIRECTORS COMMITTEES AND MEETINGS

     The Board of Directors has four standing committees: the Executive Committee, the Compensation Committee, the Audit Committee, and the 1995 Non-Employee Directors' Stock Option Plan Committee. The Board does not have a nominating committee.

     The Executive Committee has the authority to act on all matters otherwise requiring Board of Director action. Messrs. Haverl and Sahi are the members of the Executive Committee. During the fiscal year ended on December 31, 1996, the Executive Committee acted through unanimous written consent of its members on five occasions. In addition, during the same period, Mr. Haverl and Mr. Sahi met weekly on an informal basis.

     The Compensation Committee acts on all matters related to compensation of persons providing services to the Company, including the making of grants under the Company's 1991 Long-Term Incentive Plan. Messrs. Ribakove and Stoller are the members of the Compensation Committee. During the fiscal year ended on December 31, 1996, the Compensation Committee acted by unanimous written consent of its members once.

     The Audit Committee reviews the result and scope of the annual audit and other services provided by the Company's independent auditors. Messrs. Stoller and Ribakove are the members of the Audit Committee. There was one meeting of the Audit Committee held during the fiscal year ended December 31, 1996.

     The 1995 Non-Employee Directors' Stock Option Plan Committee administers that plan. Messrs. Haverl and Sahi are the members of the 1995 Non-Employee Directors' Stock Option Plan Committee. There were no meetings of such committee during the year ended December 31, 1996.

     In addition to acting through the action of its Executive Committee as indicated above, the Board of Directors held four meetings during the fiscal year ended December 31, 1996.

     During 1996, no Director failed to attend at least 75% of the meetings of the Board of Directors or the committee on which such Director served.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     A report on Form 3 was not timely filed for Mr. Jacke upon his becoming a Director of the Company in October, 1996.

MANAGEMENT

     The executive officers and directors of the Company are as follows:

                  NAME                 AGE                        POSITION(S)
    ---------------------------------  ---     -------------------------------------------------
    Ronald A. Haverl(1)(2)...........  61      Chairman of the Board of Directors, Chief
                                               Executive Officer, Treasurer
    Carl R. Sahi(1)(2)...............  40      President, Director
    Richard L. Higgins...............  54      Vice President, Finance
    Lucio Improta....................  52      Vice President, International Marketing and Sales
    Gary L. Smith....................  44      Vice President, General Manager
    Thomas K. Sutton.................  37      Vice President, U.S. Marketing and Sales
    David Himick.....................  71      Director
    Stanley E. Jacke.................  72      Director
    Richard D. Ribakove(3)(4)........  41      Director
    Milton Stoller(3)(4).............  69      Director

---------------
(1) Member of Executive Committee.

(2) Member of 1995 Non-Employee Directors' Stock Option Plan Committee.

(3) Member of Compensation Committee.

(4) Member of Audit Committee.

     The biographical information for Messrs. Haverl, Himick, Jacke, Sahi, Ribakove, and Stoller is included above under "Nominees for Directors."

     Mr. Higgins is the Company's Vice President, Finance. He joined the Company on a part-time basis as a consultant in May 1992 and became a full time employee in September 1993. Mr. Higgins assumed his current position in July 1996. From February 1992 through September 1993, Mr. Higgins was self-employed as a business consultant. From June 1966 through February 1992 Mr. Higgins was employed by the State of Connecticut during which time he helped establish the Connecticut Development Authority ("CDA"). He served as the CDA's Executive Director from 1975 to 1992. Mr. Higgins holds a Bachelor of Arts degree from the University of Connecticut.

     Mr. Improta became the Company's Vice President, International Marketing and Sales in January of 1997. In this position, Mr. Improta has the responsibility to introduce the Company's products overseas by establishing a network of distributors in key foreign markets. Prior to his appointment, Mr. Improta was acting as a consultant to the Company through FRC International, to help establish distributors in Europe. See "Certain Relationships and Related Transactions." In 1984 Mr. Improta formed his own company, H-S Hospital Service, specializing in interventional radiology products, where he was employed through 1993. He then formed a marketing consulting company, FRC International, where he was employed until joining the Company in January 1997. His prior experience includes employment with a number of medical products companies including Becton, Dickinson and Company, Ital-Gamma and Abbot Laboratories. Mr. Improta holds a Master's degree in Business Administration from MCE Europe.

     Mr. Smith became the Company's Vice President, General Manager in May 1995. In this capacity, Mr. Smith has responsibility for Engineering, Human Resources, Manufacturing Plant Operation, and Quality Assurance. Mr. Smith joined the Company in September 1994 as its Director of Engineering, a position he held until May 1995. Mr. Smith has twenty-two years of industrial experience, with ten years in high volume manufacturing of disposable medical devices. From February 1989 to September 1994, Mr. Smith was employed by Becton, Dickinson and Company, where he was Engineering Manager of a syringe manufacturing plant. Mr. Smith's medical manufacturing background also includes Critikon, a Johnson & Johnson company involved in making intravenous catheters. Mr. Smith holds a Bachelor of Science degree in Manufacturing Engineering from Brigham Young University and a Master's degree in Business Administration from Rensselaer Polytechnic Institute.

     Mr. Sutton became the Company's Vice President, U.S. Marketing and Sales in November of 1996. Mr. Sutton has extensive experience in marketing and sales of safety medical needles. Prior to his work at Bio-Plexus, Mr. Sutton managed the Protective I.V. Catheter Safety System brand for Johnson & Johnson Medical, Inc. ("JJMI") Mr. Sutton served as Product Director for five years at JJMI (1991-1996), and was a Sales Manager and Representative prior to that position. Mr. Sutton holds a Bachelor of Science degree in Business Administration and a Master's degree in Business Administration, both from the University of South Carolina.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Included below are tables which set forth certain information concerning compensation paid by the Company to its Chief Executive Officer and all other Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                  ANNUAL COMPENSATION                      ------------
                                 -----------------------------------------------------      SECURITIES
                                                                       OTHER ANNUAL         UNDERLYING
NAME AND PRINCIPAL POSITION      YEAR     SALARY($)   BONUS($)      COMPENSATION($)(1)     OPTIONS/SARS
-------------------------------  -----    --------    ---------     ------------------     ------------
Ronald A. Haverl...............   1996     220,000      31,236            593,125             --
Chief Executive Officer           1995     219,548      85,286           --                   --
                                  1994     178,781      75,000           --                   --
Carl R. Sahi...................   1996     220,000       --               593,125             --
President                         1995     219,701       --              --                   --
                                  1994     179,264       --              --                   --

---------------
(1) The amounts shown represent income earned upon the exercise of warrants for shares of Common Stock. The warrants were granted in 1991 and were exercised immediately prior to their expiration. See the following table.

     The following table sets forth certain information with respect to stock option/warrant exercises during the year ended December 31, 1996 and the number of shares covered by both exercisable and unexercisable stock options/warrants held by each of the Named Executive Officers. Also reported are values for "in-the-money" stock options that represent the positive spread between the respective exercise prices of outstanding stock options and the closing price ($9.00 per share) of the Common Stock on December 31, 1996, as reported by the Nasdaq Stock Market.

            AGGREGATED OPTION/WARRANT EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                                       VALUE OF UNEXERCISED
                                                     NUMBER OF UNEXERCISED                 IN-THE-MONEY
                        SHARES                        OPTIONS/WARRANTS AT               OPTIONS/WARRANTS AT
                       ACQUIRED                        DECEMBER 31, 1996                 DECEMBER 31, 1996
                          ON         VALUE       -----------------------------     -----------------------------
NAME                   EXERCISE     REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
---------------------  --------     --------     -----------     -------------     -----------     -------------
Ronald A. Haverl.....   125,000     $593,125       125,000           --             $ 375,000          --
Carl R. Sahi.........   125,000     $593,125       125,000           --             $ 375,000          --

EMPLOYMENT AGREEMENTS

     The Company does not have employment agreements with either of its Named Executive Officers nor does the Company have any compensation agreement or arrangement which becomes effective upon their resignation, retirement, termination or a change of control of Company. The Company has an employment agreement with Mr. Improta, its Vice President, International Marketing and Sales. All employees have executed confidentiality agreements with the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to Mr. Improta becoming an employee of the Company, he provided consulting services to the Company through FRC International, a company controlled by him. The services were provided pursuant to a consulting agreement. The Company paid FRC International $127,848 in 1996 under that agreement.

COMPENSATION OF DIRECTORS

     Non-employee members of the Board of Directors receive an automatic annual grant of options for 1,000 shares of Common Stock upon their election or re-election to the Board of Directors. The options are granted under the 1995 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") which was adopted on July 6, 1995 at the Company's 1995 Annual Meeting of Shareholders.

     Only non-employee members of the Board of Directors of the Company are eligible to receive grants of options under the Directors' Plan. Participants who had served as directors prior to the adoption of the Directors' Plan automatically received an option for 1,000 shares for each calendar year they served as a director. Accordingly, Mr. Ribakove and Mr. Stroller received respectively, options for 9,000 and 4,000 shares of common stock for past services. During the term of the Directors' Plan, participants automatically receive a grant of an option for 1,000 shares of common stock on their election or re-election. Messrs. Ribakove, Stoller and Jacke have all received an automatic grant for 1,000 shares of common stock for services in 1996 and Mr. Himick received an automatic grant for 1,000 shares of common stock upon his election in April 1997. All options granted vest one (1) year after the grant, are exercisable for the lesser of one (1) year from the termination as a director or five (5) years from grant, and have an exercise price equal to the fair market value of the underlying shares of common stock at the time of grant. Vesting is accelerated upon the death, disability, or retirement of a participant. Should a participant terminate his or her service as a director for any other reason, shares not fully vested under an option will be forfeited. Payment of the option exercise price may be made in cash or by transfer to the Company of shares of Common Stock having a fair market value equal to the option exercise price, or by withholding from the shares that would otherwise be issued under an option, that number of shares having a fair market value equal to the option exercise price.

     There are Fifty Thousand (50,000) shares reserved for issuance under the Directors' Plan. There were Eighteen Thousand (18,000) shares subject to outstanding options as of December 31, 1996 and Nineteen Thousand (19,000) shares subject to outstanding options as of May 15, 1997. No options have been exercised under the Directors' Plan.

     Commencing with the fourth quarter of 1996, non-employee directors also will receive $2,500 per quarter for serving on the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Ribakove and Stoller are the members of the Compensation Committee. No executive officer of the Company serves on the compensation committee (or in a like capacity) for any other entity; and no executive officer of the Company serves as a director of another entity which has an executive officer serving on the Compensation Committee.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company, administers the Company's 1991 Long-Term Incentive Plan, and sets specific compensation levels for executive officers of the Company. The goal of the Committee is to provide such level and form of compensation as will allow the Company to attract, retain, and motivate persons important to the growth and success of the Company. Non-employee directors serve as members of the Compensation Committee.

COMPENSATION PROGRAMS

     Base Salary. The Committee establishes base salaries for each of the executive officers based upon their position with the Company, their experience level and their individual performance. Base salaries are subject to adjustment by the Committee, from time to time, in its subjective discretion.

     Bonuses. Each executive officer is eligible to receive a cash bonus at the election of the Committee. The bonus may be awarded at any time during the year and may be based on a specific goal or achievement or overall performance of the officer.

     Incentive Plan. Executive officers are eligible to participate in the Company's 1991 Long-Term Incentive Plan (the "Incentive Plan"). Grants under the Incentive Plan may be made in a variety of forms including warrants to purchase Common Stock, stock options, incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and restricted stock. Stock options may be accompanied by stock appreciation rights and restricted stock may be accompanied by grants of performance shares (contractual rights to compensation measured by increases in the value of Common Stock payable in cash). Only grants of stock options have been made under the Incentive Plan. The grants to executive officers were all intended to qualify as incentive stock options with an exercise price equal to the fair market value of the shares at the time of grant and subject to certain other exercise and holding period restrictions. Vesting periods for executive officers have ranged from three to five years. Generally, the options were provided through initial grants at or near the date of hire and subsequent grants as the Committee deemed appropriate. The intent of the grants was to create an incentive for the recipient to remain at the Company and to provide a long-term incentive to achieve or exceed the Company's goals.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Haverl is the Chief Executive Officer of the Company. His compensation consists of a base salary plus bonus. In 1996, he received a base salary of $220,000 (which remained unchanged from 1994 and 1995) and a bonus of $31,236. The factors considered by the Board of Directors in determining Mr. Haverl's compensation included the performance of the Company in 1996 and Mr. Haverl's individual performance as the Chief Executive Officer of the Company. Under Mr. Haverl's direction and guidance, in 1996 the Company increased sales of the blood collection needle, reduced production costs, introduced new products (a needle disposal system including a needle holder and needle disposal container) and initiated a strategic relationship with Johnson & Johnson Medical, Inc. which was entered into in January 1997.

EMPLOYMENT AGREEMENT

     In January 1997, the Company entered into an employment agreement with Mr. Improta, Vice President, International Marketing and Sales. The term of the agreement is 18 months subject to automatic renewal for a second 18 months unless terminated by the Company. Mr. Improta's base salary under the agreement is $150,000 per year. He is also entitled to a commission on international sales through distributors established by him and on sales made directly by him. Either party may terminate the agreement upon 30 days notice subject to a severance payment to Mr. Improta if the agreement is terminated without cause by the Company.

CODE SECTION 162(m)

     In 1993, the Code was amended to add Section 162(m). Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by a public company in any year with respect to certain of the company's higher paid executives. Certain performance based compensation that has been approved by shareholders is not subject to the deduction limitation. The 1996 cash compensation of the Company's executives was well below the level where this limitation would apply. The Company believes that options granted under the Incentive Plan are excluded from the Section 162(m) limitation as performance-based compensation.

                                          COMPENSATION COMMITTEE:

                                          RICHARD RIBAKOVE
                                          MILTON STOLLER

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock for the period indicated below with the cumulative total return on the Nasdaq Stock Market (U.S) Index and the S&P Healthcare Composite Index. The comparison assumes $100 was invested on June 20, 1994, at the initial public offering price in the Company's Common Stock and in each of the indices and assumes reinvestment of dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
  FOR THE PERIOD JUNE 20, 1994 TO DECEMBER 31, 1996 BETWEEN BIO-PLEXUS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE S&P HEALTHCARE COMPOSITE INDEX.

        MEASUREMENT PERIOD                                                        S&P HEALTHCARE
       (FISCAL YEAR COVERED)          'BIO-PLEXUS, INC.'   NASDAQ STOCK INDEX    COMPOSITE INDEX
6/20/94                                    100.00               100.00               100.00

        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                112.50               98.30                99.15
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                117.50               100.32               100.10
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                145.00               106.72               111.91
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                159.38               106.44               114.23
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                187.50               108.54               115.68
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                115.00               104.93               116.80
12/31/94                                   127.50               105.23               117.88
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                145.00               105.82               125.59
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                142.50               111.42               127.37
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                147.50               114.72               131.13
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                145.00               118.33               134.67
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                110.00               121.38               138.16
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                120.00               131.22               144.01
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                118.75               140.86               150.89
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                120.00               143.72               150.64
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                122.50               147.02               163.79
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                117.50               146.18               168.40
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                100.00               149.61               176.77
12/31/95                                   102.50               148.81               186.08
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                108.75               149.55               196.65
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                112.50               155.25               193.48
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                97.50                155.77               191.97
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                121.25               168.69               188.28
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                115.00               176.43               196.01
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                100.00               168.48               199.63
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                90.00                153.47               189.82
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                76.25                162.07               196.90
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                76.25                174.48               213.03
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                85.00                172.57               215.08
        MEASUREMENT PERIOD
       (FISCAL YEAR COVERED)                60.00                183.26               233.15
12/31/96                                    90.00               183.05               223.12

          2.  AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION

INTRODUCTION

     The Shareholders are being asked to approve an amendment to the Company's Certificate of Incorporation to: (a) create a new class of convertible Preferred Stock; (b) authorize the Board of Directors to set the preferences, limitations and relative rights of the Preferred Stock; and (c) increase the number of shares of Common Stock to provide shares for issuance upon the conversion of the Preferred Stock. The amendment also includes minor conforming changes to other sections of the Certificate of Incorporation. The Board of Directors has approved the amendment.

CURRENT CAPITALIZATION

     At the close of business on May 15, 1997, there were (i) 7,809,427 shares of Common Stock issued and outstanding (ii) 900,444 shares of Common Stock subject to outstanding warrants, (iii) up to 1,300,069 shares of Common Stock subject to issuance under convertible debentures, (iv) 851,000 shares of Common Stock reserved for issuance under the Incentive Plan and Directors' Plan, which are either subject to outstanding options or reserved for future grants, and (v) 12,000,000 shares of Common Stock currently authorized leaving approximately 1,400,000 shares available for future corporate purposes.

REASONS FOR THE AMENDMENT

     The Board of Directors has authorized the amendment to: (a) provide a corporate structure which facilitates the conversion to equity of certain outstanding debt; and (b) to provide additional capital stock for issuance in future financing transactions. Such action also requires the authorization of additional shares of Common Stock for issuance upon the conversion of the Preferred Stock issued in debt conversion or such financings.

     Conversion of Debt to Equity. Over the past several months the Company has been concerned with the problem of maintaining a sufficient net tangible asset value to support its listing on the Nasdaq Stock Market. In February of 1997, the Company changed listing from the Nasdaq National Market to the Nasdaq SmallCap Market because it no longer met the net tangible asset requirement of the Nasdaq National Market. The Company is concerned that it could lose its listing on the Nasdaq SmallCap Market (and its listing on the Nasdaq Stock Market altogether) for the same reason, unless it maintains and enhances its net tangible asset value. One way such value can be improved is to eliminate debt by converting such debt to equity.

     In February 1997, the Company issued and sold to Shepherd Investments International Ltd. ("Shepherd") an aggregate of $5,000,000 worth of 5% Convertible Debentures due February 4, 1999 (the "Debentures"). The Company has discussed with Shepherd the Company's proposal to convert the outstanding balance of the Debentures into shares of Preferred Stock. The Company believes Shepherd will be willing to convert the Debentures if the conversion benefits the Company and so long as the terms and conditions of the Preferred Stock, to the extent possible, are the same as the terms and conditions of the Debentures. If Shepherd converts the Debentures, the result of the conversion would be to increase the Company's net tangible assets by the principal amount of Debentures outstanding as of the date of conversion. On May 15, 1997 that value was $4,800,000. Accrued but unpaid interest on the Debentures would be paid upon conversion in cash.

     The amendment would create the class of Preferred Stock and give the Board of Directors the authority to set the specific preferences, limitations and relative rights of the class. Assuming the amendment is approved by the shareholders, the Board of Directors would fix the rights and preferences of the Preferred Stock set aside for issuance on the conversion of the Debentures to mirror the rights of the Debentures, to the extent possible. Such rights include: (a) a dividend payment of five percent (5%) per annum (replacing the interest payment on the Debentures); (b) so long as no more than 1,350,000 shares of Common Stock are issued upon conversion of the Debentures, a right to convert the Preferred Stock into Common Stock at a value equal to the lesser of $9.00 per share or 80% of the average closing bid price over the ten day trading period ending on the date notice of conversion is filed (such conversion price to drop to 75% of such average closing bid price after June 30, 1997); and (c) the right to have the shares redeemed to the extent that the application of the conversion provisions would result in more than 1,350,000 shares of Common Stock being issued upon conversion of the Debentures (less any shares of Common Stock already issued prior to the creation of the Preferred Stock). The Preferred Stock would be automatically converted into Common Stock in the event the closing bid price of the Common Stock exceeds $14.70 per share for twenty consecutive trading days. Also, any shares of Preferred Stock outstanding on February 4, 1999 would automatically be converted into shares of Common Stock on that date.

     A total of 1,350,000 shares of Preferred Stock would be set aside for issuance in such conversion of the Debentures and a like number of shares of Common Stock would be reserved for issuance upon the conversion of the shares of Preferred Stock.

     Establishing Additional Capital Stock for Financing Transactions. The Board of Directors believe it is prudent and desirable at this time to have undesignated shares of Preferred Stock authorized and available for issuance in future financings, acquisitions or other corporate transactions. The ability to issue a preferred class of security in a reasonable dollar amount gives the Company needed flexibility in pursuing such financings and transactions. The Company does not have a specific transaction planned and the additional shares of Preferred Stock being authorized beyond those needed to convert the Debentures may not be issued. However, once authorized, no further authorization of shareholders will be sought for the issuance of the shares unless the transaction of which the issuance is a part requires shareholder approval under Connecticut law or otherwise (for example a merger transaction).

     A total of 1,650,000 shares of Preferred Stock would be authorized by the amendment without specific plan for their use. An equal number of shares of Common Stock would be reserved for issuance based on the possibility such shares of Preferred Stock could be issued with a right of conversion into shares of Common Stock. The terms of the Preferred Stock, if issued, would be determined by the Board of Directors.

PREEMPTIVE RIGHTS

     The holders of shares of Common Stock of the Company do not have preemptive rights to purchase any shares of authorized stock of the Company.

POSSIBLE ANTI-TAKEOVER EFFECTS

     As previously stated, once the Class of Preferred Stock is approved by the shareholders, the Board of Directors of the Company can, in many cases, issue such shares of Preferred Stock without further shareholder action. Although not so intended by the Board of Directors, one of the possible effects of the creation of the Preferred Stock would be to allow the Board to issue such shares in such a manner as to discourage or to render it more difficult to effect a tender offer, merger, proxy contest, or other attempt at assuming control of the Company by another person. If employed in such a manner, the effect of issuing shares of Preferred Stock may be to deter or thwart the accomplishment of a business combination involving a merger or other change in control of the Company that may at the time be advantageous to some shareholders, and possibly to render more secure the position of incumbent management. While the Board is presently unaware that any such attempt at assumption of control of the Company may be made, and presently does not intend to authorize the issuance of shares of Preferred Stock of the Company to frustrate or block any such effort, shareholders should be aware when voting on the proposal to establish a class of Preferred Stock that such an action may be viewed by some as a potential anti-takeover measure by the Company. Furthermore, to the extent that the additional shares of Common Stock being authorized are not used to satisfy the conversion rights of the Preferred Stock, such shares of Common Stock could also be issued in such a manner as to deter or thwart a takeover of the Company.

RESOLUTION

     The resolution to approve the amendment is as follows:

          RESOLVED, that the Certificate of Incorporation of the Company be and hereby is, amended as follows:

     1.  Article III Capitalization is amended and restated to read as follows:

                                  ARTICLE III

                                 CAPITALIZATION

     The aggregate number of shares which the Corporation shall have authority to issue is Eighteen Million Twenty Thousand (18,020,000), which are divided into three classes: (i) Three Million (3,000,000) shares of Preferred Stock, without par value (the "Preferred Stock"); (ii) Fifteen Million (15,000,000) shares of Common Stock, without par value (the "Common Stock"); and (iii) Twenty Thousand (20,000) shares of Class A Common Stock, without par value (the "Class A Common Stock").

     2. Article IV Relative Rights and Preferences, the introductory language is amended and restated to read as follows:

          The relative rights, preferences and limitations of the shares of Common Stock, Class A Common Stock, and Preferred Stock (to the extent fixed by this Certificate of Incorporation) are as follows:

     3. Article IV Section B.2 Class A Common Stock, Voting Rights is amended and restated to read as follows:

          Each issued and outstanding share of Class A Common Stock shall entitle the holder thereof to five hundred (500) votes on any matter submitted to the shareholders of the Corporation for action. If at any time the Corporation shall pay a stock dividend or distribution on its Common Stock or Preferred Stock, or split, subdivide, or combine the outstanding shares of its Common Stock or Preferred Stock, the number of votes which a share of Class A Common Stock shall entitle the holder thereof to exercise shall be proportionately adjusted as of the date after the record date for such dividend, distribution, split, subdivision or combination so as to maintain the relative voting power of the Class A Common Stock which existed prior to the occurrence of such event.

     4. A new Section C Preferred Stock is added to Article IV. Such Section shall read as follows:

          The Board of Directors may establish one or more series of Preferred Stock and shall determine the preferences, limitations and relative rights of the class of Preferred Stock and any series of the class.

REQUIRED VOTE OF STOCKHOLDERS

     Holders of shares of Common Stock and holders of shares of Class A Common Stock each have the right to vote separately as a class on the proposed amendment. Holders of a majority of the issued and outstanding shares of each class entitled to vote thereon, present in person or represented by proxy at the Meeting when a quorum is present, is required to approve the amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL
              TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION

       3. RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has appointed Price Waterhouse LLP, independent accountants, to examine the accounts and books of the Company for the current fiscal year and to report on the Company's financial statements for that period. Price Waterhouse LLP has acted as the Company's independent public accountants since 1992. Representatives of Price Waterhouse LLP will be present at the meeting to make a statement, if they desire to do so, and to respond to appropriate questions.

     The ratification of the selection of independent auditors requires the affirmative vote of a majority of the shares entitled to vote thereon, present in person or represented by proxy at the Meeting when a quorum is present.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF PRICE WATERHOUSE LLP AS THE
     COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE CURRENT FISCAL YEAR.

                            SHAREHOLDERS' PROPOSALS

     Shareholder proposals intended to be presented at the Company's 1998 Annual Meeting must be received by the Secretary of the Company, Nancy S. Lautenbach, no later than January 28, 1998 in order to be eligible for inclusion in the proxy statement and form of proxy related to that meeting.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, including the financial statements and the financial statements schedules, is included in the Company's Annual Report to Shareholders which accompanies this Proxy Statement. Copies of any exhibit to the Annual Report on Form 10-K can be obtained for a nominal fee by written request to the Secretary of the Company, Nancy S. Lautenbach, at the address appearing on the front page of this Proxy Statement.

                     INFORMATION INCORPORATED BY REFERENCE

     The following information is incorporated by reference to the Company's Annual Report on Form 10-K:

     (a) Financial Statements

     (b) Supplementary Financial Information

     (c) Management's Discussion and Analysis of Financial Condition and Results of Operations

                                 OTHER BUSINESS

     The Board of Directors knows of no other business that will be presented for consideration at the Meeting. If other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          NANCY S. LAUTENBACH
                                          Secretary

Tolland, Connecticut
May 28, 1997

                                                                      1312-PS-97

                                  DETACH HERE



                                BIO-PLEXUS, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
P         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

R             The undersigned hereby severally appoints Ronald A. Haverl, Carl
        R. Sahi, and Richard L. Higgins as agents, each with the power of
O substitution, and hereby authorizes each of them to vote all shares of common stock of the undersigned at the 1997 Annual Meeting of
X Shareholders of the Company to be held at Cheney Hall, 177 Hartford Road, Manchester, Connecticut 06040 on Wednesday, June 25, 1997, at
Y 11:00 a.m., local time, and at any adjournments or postponements thereof.

              WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE PROPOSALS SET FORTH ON THE REVERSE SIDE.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
                                                                         SIDE

                                  DETACH HERE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

    1. Election of Directors:
    NOMINEES: R. Haverl C. Sahi, R. Ribakove, M. Stoller, S. Jacke,
              D. Himick

                 FOR                WITHHELD
                [   ]                 [  ]



[   ] _______________________________________
      For all nominees except as noted above



2.  Approval of the amendment to the            FOR      AGAINST      ABSTAIN
    Company's certificate of incor-            [   ]      [   ]        [   ]
    poration to (a) create a class of
    convertible Preferred Stock, (b)
    authorize the Board of Directors to
    set the preferences, limitations and
    relative rights of the shares of the
    class, and (c) increase the number
    of shares of Common Stock that
    the Company is authorized to issue.

3.  Ratification of the Selection of            FOR      AGAINST      ABSTAIN
    Independent Public Accountants.            [   ]      [   ]        [   ]

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

         MARK HERE    [  ]                       MARK HERE   [   ]
        FOR ADDRESS                             IF YOU PLAN
         CHANGE AND                              TO ATTEND
        NOTE AT LEFT                            THE MEETING

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.




Signature:__________________ Date:_____ Signature:__________________ Date:_____